SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-A/A1


                FOR REGISTRATION STATEMENT OF CERTAIN CLASSES OF
              SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 193



                             MEDICAL DYNAMICS, INC.
                ------------------------------------------------
               (Exact name of Registrant as specified in charter)


                Colorado                                   84-0631765
    --------------------------------                   -------------------
      (State or other jurisdiction                      (I.R.S. Employer
    of incorporation or organization)                  Identification No.)


                             99 Inverness Drive East
                            Englewood, Colorado 80112
                                 (303) 790-2990
                -------------------------------------------------
               (Address, including zip code and telephone number,
                 including area code, of registrant's principal
                               executive offices)

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), please check the following box. [ ]

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this form relates:[ ]
                                 (If Applicable)

Securities to be registered pursuant to Section 12(b) of the Act:  NONE

Securities to be registered pursuant to Section 12(g) of the Act:

                                  Common Stock
                                 --------------
                                (Title of Class)


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



                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.    Description of Registrant's Securities to be Registered

     The following description updates the description of the Common Stock of Medical Dynamics, Inc. (the "Registrant") previously registered under Section 12(g) of the Securities Exchange Act of 1934 on Form 8-A, as amended to date.

Common Stock

     Authorized. The Registrant is authorized to issue 30,000,000 shares of $.01 par value common stock (the "Common Stock"). No holder of any shares of Common Stock has any preemptive right to subscribe to any of the Registrant's securities. Upon dissolution, liquidation or winding up of the Registrant, the assets will be divided pro rata on a share-for-share basis among holders of the shares of Common Stock and preferred stock if any shares are outstanding. All shares of Common Stock outstanding are fully paid and nonassessable.

     Dividends. Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor, subject to the rights, if any, of holders of any outstanding shares of preferred stock. The Registrant has not declared or paid any dividends on its Common Stock and does not anticipate the declaration or payment of dividends in the foreseeable future.

     No Cumulative Voting. Each holder of Common Stock is entitled to one vote per share with respect to all matters that are required by law to be submitted to shareholders. The shareholders are not entitled to cumulative voting in the election of directors. Accordingly, the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors if they choose to do so; and, in such event, the holders of the remaining less than 50% of the shares voting for the election of the directors will be unable to elect any person or persons to the Board of Directors.

     No Preemptive Rights. Holders of Common Stock are not entitled to preemptive rights to purchase additional shares of Common Stock when offered for sale by the Registrant.

Item 2.    Exhibits.

Number                     Description
------                     -----------

3.1            Restated   Articles  of   Incorporation   (December   30,  1988).
               Incorporated by reference to the Registrant's Form 10-Q for the quarterly period ended December 31, 1988.

3.2            Amendment to Articles of Incorporation (Effective July 22, 1998).

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       MEDICAL DYNAMICS, INC.


                                       By:  /s/  Van A. Horsley
                                            ------------------------------------
                                            Van A. Horsley, President

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